Consent of Independent Certified Public Accountants

Henry Schein, Inc.
Melville, New York

We hereby consent to the incorporation by reference to the Registration Statements of Henry Schein, Inc. and Subsidiaries (the "Company") on Forms S-3 dated February 28, 2001, August 22, 2000 and October 5, 1999 and Forms S-8 dated April 19, 2000, November 10, 1997, August 8, 1997, and June 7, 1996, filed with the Securities and Exchange Commission, respectively, of our reports dated March 1, 2002 on the consolidated financial statements and schedule of the Company appearing in the Annual Report on Form 10-K as of and for the year ended December 29, 2001.

BDO Seidman, LLP
New York, New York
March 19, 2002